Exhibit 99.1

News Release

NYSE: MMP and MGG

Contact: Bruce Heine

(918) 574-7010

Magellan Kansas City Terminal Fire

TULSA, Okla. - At approximately 7:45 p.m. last night, an apparent lightning strike occurred at an above ground storage tank at Magellan Midstream Partners, L.P.'s petroleum distribution terminal in Kansas City, Kansas. The lightning triggered a fire which is isolated to one tank with 145,000 barrels of capacity. The tank contained approximately 28,000 barrels of unleaded gasoline at the time of the event.

No injuries have occurred as a result of the event. Federal, state and local authorities are on the scene and assisting in the management of the event. All appropriate steps are being taken to protect public health and safety.

"Magellan commends the Kansas City, Kansas Fire Department and supporting agencies for their skillful leadership in managing this difficult and unfortunate event," said Magellan spokesman, Bruce Heine.

Magellan's Kansas City terminal provides distribution services for gasoline, gasoline / ethanol blends, diesel and jet fuel for the local marketplace. Magellan believes there will be minimal disruption to supply in the Midwest; however, as a safety precaution, the company has temporarily discontinued distribution services from the terminal.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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